Exhibit 4.23

AMENDMENT No 15 TO THE SERVICE AGREEMENT

This Amendment No 15 to the Service Agreement dated March 05, 2008, is entered into on this 14th day of October 2014 between MakeMyTrip (India) Private Limited having head office at 243, S P Infocity, Udyog Vihar, Phase I, Gurgaon, 122016 (“Client”) and Concentrix Daksh Services India Private Limited., (Formerly known as IBM Daksh Business Process Services Pvt. Ltd) having its registered office at 1st Floor, Birla Tower, 25, Barakhamba Road, Connaught Place, New Delhi - 110001 (“Concentrix Daksh”) to amend the Service Agreement dated March 05 2008. Therefore for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Agreement is amended as follows:

RECITALS

WHEREAS, Client and Concentrix Daksh have entered into the Services Agreement (the “Agreement”), pursuant to which Concentrix is providing outsourced services to Client.

AND WHEREAS Concentrix Daksh Services India Private Limited was previously known as “IBM Daksh Business Process Services Pvt. Ltd” and was renamed as Concentrix Daksh Services India Private Limited., with effect from July 28, 2014, as approved and acknowledged by the Registrar of Companies, New Delhi, Ministry of Corporate Affairs, Government of India by and under a fresh certificate of Incorporation issued subsequent to the name change dated 28th July 2014.

AND WHEREAS now the Parties wish to execute this Amendment to record such change in name and style of Concentrix Daksh.

I.	General

A.	“Effective Date” shall mean July 28, 2014.

B.	Except as modified herein, the Agreement shall be unaffected and shall remain in full force and effect.

C.	In the event of a conflict between a provision of this Amendment and a provision of the Agreement, the terms herein will prevail.

II.	Amendment to Agreement:

The name of the Company “IBM Daksh Business Process Services Private Limited” shall be replaced with “Concentrix Daksh Services India Private Limited.”, wherever applicable.

The signatories below represent and warrant that they are authorized representatives of the Parties on whose behalf they are affixing their respective signatures to this Amendment to bind the Parties to this Amendment.

For Make My Trip (India) Private Limited		For Concentrix Daksh Services India Private Limited

Authorized Representative		Authorized Representative
Name:		Name:
Title:		Title:	CFO

Date:	14/10/14	Date:	14/10/14